UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 24, 2013

Date of report (Date of earliest event reported)

SOLAZYME, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35189	33-1077078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Gateway Boulevard

South San Francisco, CA 94080

(Address of Principal Executive Offices)

94080

(Zip Code)

(650) 780-4777

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On January 24, 2013, Solazyme, Inc. (the “Company”) issued $125 million aggregate principal amount of 6.00% Convertible Senior Subordinated Notes due 2018 (the “Notes”), which amount includes the exercise in full of the over-allotment option granted to the initial purchaser of the Notes, in a private offering (the “Note Offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes bear interest at a fixed rate of 6.00% per year, payable semiannually in arrears on August 1 and February 1 of each year, beginning on August 1, 2013. The Notes are convertible into the Company’s common stock and may be settled as described below. The Notes will mature on February 1, 2018, unless earlier repurchased or converted. The Company may not redeem the Notes prior to maturity.

The net proceeds from the Note Offering were approximately $119.4 million, after deducting discounts to the initial purchaser and estimated offering expenses payable by the Company. The Company intends to use the net proceeds of the offering to fund project related costs and capital expenditures and for general corporate purposes.

Indenture

The Company issued the Notes pursuant to an indenture dated as of January 24, 2013 (the “Indenture”) by and between the Company and Wells Fargo Bank, National Association, as trustee.

The Notes are convertible at the option of the holders at any time prior to the close of business on the scheduled trading day immediately preceding February 1, 2018 into shares of the Company’s common stock at the then-applicable conversion rate. The conversion rate is initially 121.1240 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $8.26 per share of common stock). With respect to any conversion prior to November 1, 2016 (other than conversions in connection with certain fundamental changes where the Company may be required to increase the conversion rate as described below), in addition to the shares deliverable upon conversion, holders are entitled to receive an early conversion payment equal to $83.33 per $1,000 principal amount of Notes surrendered for conversion that may be settled, at the Company’s election, in cash or, subject to satisfaction of certain conditions, in shares of the Company’s common stock.

If the Company undergoes a fundamental change (as defined in the Indenture), holders may require the Company to repurchase for cash all or part of their Notes at a purchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. In addition, if certain fundamental changes occur, the Company may be required in certain circumstances to increase the conversion rate for any Notes converted in connection with such fundamental changes by a specified number of shares of its common stock.

The Notes are the general unsecured obligations of the Company and will be subordinated in right of payment to its Senior Debt (as defined in the Indenture). The Notes will effectively rank junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness and be structurally junior to all indebtedness and other liabilities of the Company’s subsidiaries, including trade payables.

The Indenture provides for customary events of default, including cross acceleration to certain other indebtedness of the Company and its significant subsidiaries.

The description of the Indenture and the Notes above is qualified in its entirety by reference to the text of the Indenture, a copy of which is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. As described in Item 1.01 of this Current Report on Form 8-K, the Notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

The Notes and the underlying Company common stock issuable upon conversion of the Notes have not been and will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

4.1	Indenture dated as of January 24, 2013 by and between Solazyme, Inc. and Wells Fargo Bank, National Association, as trustee.

4.2	Form of 6.00% Convertible Senior Subordinate Note due 2018 (included in Exhibit 4.1).

Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements regarding the Company’s financing plans, including statements related to the Note Offering and the Company’s intended use of net proceeds of the Note Offering. Such statements are subject to certain risks and uncertainties including, without limitation, risks related to market and other general economic conditions and the fact that the Company’s management will have broad discretion in the use of the proceeds from the sale of the Notes. The Company’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although the Company’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by the Company. As a result, you are cautioned not to rely on these forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SOLAZYME, INC.
(Registrant)

Date: January 24, 2013	By:	/s/ PAUL T. QUINLAN
Paul T. Quinlan
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture dated as of January 24, 2013 by and between Solazyme, Inc. and Wells Fargo Bank, National Association, as trustee.

4.2	Form of 6.00% Convertible Senior Subordinate Note due 2018 (included in Exhibit 4.1).